EXHIBIT 10.2


From: Ed Schafer [mailto:ed@schafer.net]
Sent: Thursday, August 12, 2010 10:16 AM
To: 'Mark A Smith'
Subject: RE: #4: Ed Schafer/Bion agreement (material terms)


Yes!  E



Ed Schafer
4426 Carrie Rose Lane
Fargo, ND  58104
701.367.4344
ed@schafer.net



From: Mark A Smith [mailto:mas@biontech.com]
Sent: Monday, August 09, 2010 8:20 AM
To: 'Dominic Bassani'
Cc: 'Ed Schafer'; 'Mark A. Smith'
Subject: Ed Schafer/Bion agreement (material terms)

Dear Ed,

Per our meetings/discussions and your further discussion with Dom Bassani ('Dom') last week (as summarized in Dom's email below), effective immediately (subject to execution and board ratification), Bion Environmental Technologies, Inc. ('Bion') and you ('Schafer') have agreed as follows:

1-Commencing on or about September 1, 2010 you will join Bion on a part-time consulting basis (title to be determined) through approximately December 31, 2010 to assist Bion with its various initiatives with initial focus on aiding Bion's efforts related to: a) development/pre-development process re large scale integrated ag/renewable energy projects ('Integrated Projects') in PA, NYS & the mid-continent (including to north central region-Ohio through Michigan---and the Midwest) & b) political, regulatory & legislative initiatives at state/federal/local levels related to Integrated Projects & ag trading programs, & c) interactions/negotiations with major ag industry entities.

2-As compensation during the interim period, Bion shall pay you $7500 per month: 1/2 in cash & 1/2 in restricted its common stock at a price of $2.25 per share (1500 shares per month).

3-During this interim period you will work primarily with Dom while reporting to me and the Board-subsequent to the interim period you shall continue to work with Dom and under the supervision of me (and the Board) and whoever may succeed to my positions as I phase out over the next 12-18 months.

4-Assuming that the interim period goes well (by mutual agreement), commencing approximately January 1, 2011, your time commitment to Bion will increase to between 50%-75% of real 'full time' with compensation increasing to a $250,000 annual rate---$150,000 in cash and $100,000 in Bion's restricted common stock which stock shall be priced for each quarter under a formula to be determined and which stock issuances shall be part of a 'deferred compensation plan' to be put in place by Bion prior to January 1, 2011, and:

a) The agreement shall run for 3 years from January 1, 2011 through December 31, 2013.

b) Bion will immediately grant Schafer options to purchase an aggregate of 300,000 shares of its common stock pursuant to its existing Incentive Plan which options shall:

     i) be exercisable at a price of $2.25 per share (subject to normal adjustments for splits, dividends, etc.),

    ii) from the date of vesting for a period ending January 15, 2018, &

   iii) subject to annual vesting (based on continued satisfactory service to
Bion) of 100,000 options on each of January 1, 2012, 2013 & 2014.

5-Your long term titles within Bion shall be determined over the next 4 months with the likelihood that you will become Chairman or Vice-Chairman.

6-It is intended that you will join the Board and become a Director of Bion during 2011.

If the terms set forth above accurately summarize the material items to which we have agreed and are acceptable to you, please confirm by reply email and we will have 'shaken hands' and the bare bones version of our agreement will be effective and in place. Over the next couple of weeks we can incorporate these material terms into a more formal (but still simple) agreement.

I look forward to working with you.

Mark


Mark A. Smith
President & General Counsel
Bion Environmental Technologies, Inc.
303-517-5302(cel)/719-256-5329(hm off)/425-984-9702(fax)


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